Exhibit 99.1

TransEnterix Announces Ochsner Health System to Initiate Program with the Senhance Surgical System

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--Jan. 8, 2020-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that the Ochsner Health System has entered into an agreement to lease and utilize a Senhance® System that has been installed at the Ochsner Baptist* facility. This placement is one of the two placements referenced in the Company’s January 6, 2020 press release.

The Senhance System is the first new abdominal robotic surgery platform to receive FDA clearance since 2000. It is the first and only digital laparoscopic surgical platform designed to maintain laparoscopic MIS standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including, 3 mm microlaparoscopic instruments, eye sensing camera control and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy.

“We are pleased that Ochsner Baptist Medical Center is beginning its digital laparoscopy program using the Senhance Surgical System,” said Anthony Fernando, president and chief executive officer at TransEnterix. “Our system is designed to minimize invasiveness, maximize control, and support responsible economics for the hospital. We look forward to partnering with the surgeons at Ochsner Baptist to advance patient care in ways that matter in today's value-based healthcare landscape.”

“I’m excited to bring new minimally invasive technology to the patients at Ochsner Baptist,” said Dr. George B. Morris, IV, chairman of OB/GYN at Ochsner Baptist. “We believe new technology, such as the Senhance Surgical System, will allow our skilled surgeons to maximize control, offer precise surgery, and minimize invasiveness for patients.”

“As a health system, we are continuing to drive innovation as part of our mission to serve our patients,“ said Beth Walker, chief executive officer Ochsner Baptist. “We evaluated the Senhance Surgical System and believe it will be a welcome addition to our leading offering for patients seeking advanced minimally invasive and robotic surgery.”

*Ochsner Baptist – a campus of Ochsner Medical Center

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the commercialization of the Senhance Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, Japan and select other countries. For more information, visit www.transenterix.com.

About Ochsner Health System
Ochsner Health System is Louisiana’s largest non-profit, academic, healthcare system. Driven by a mission to Serve, Heal, Lead, Educate and Innovate, coordinated clinical and hospital patient care is provided across the region by Ochsner's 40 owned, managed and affiliated hospitals and specialty hospitals, and more than 100 health centers and urgent care centers. Ochsner is the #1 ranked hospital in Louisiana by U.S. News & World Report and is recognized as a “Best Hospital” across two specialty categories caring for patients from all 50 states and more than 70 countries worldwide each year. Ochsner Hospital for Children is the only facility in Louisiana to be recognized as a top 50 children’s hospital by U.S. News & World Report for three consecutive years. Ochsner employs nearly 25,000 employees and over 4,500 employed and affiliated physicians in over 90 medical specialties and subspecialties and conducts more than 700 clinical research studies. Ochsner Health System is proud to be a tobacco-free environment. For more information, please visit ochsner.org and follow us on Twitter and Facebook.

Forward-Looking Statements

This press release includes statements relating to the Senhance System and the Ochsner Health System initiating a program with the Senhance System. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether TransEnterix’s partnering with the surgeons at Ochsner Health System will advance patient care in ways that matter in today’s value-based healthcare landscape; whether surgeons at Ochsner Baptist, using the Senhance System, will maximize control, offer precise surgery and minimize invasiveness for patients; and whether the Senhance System will be a welcome addition to Ochsner Baptist’s leading offering for patients seeking advanced minimally invasive and robotic surgery. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: TransEnterix, Inc.

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com

or

Media Contact:
Terri Clevenger, +1 203-682-8297
terri.clevenger@icrinc.com